Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to the Registration Statement on Form S-1 of our report dated March 26, 2008, except with respect to our opinion on the consolidated financial statements in so far as it relates to the restatement in Note 1a, as to which the date is July 15, 2008, relating to the consolidated financial statements of Clear Skies Solar, Inc., as of and for the years ended December 31, 2007 and 2006 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein, Kass & Company, P.C.
Roseland, New Jersey
July 24, 2008